Exhibit 99.1

For Immediate Release
Jones Apparel Group, Inc.
Contacts:	Wesley R. Card, Chief Operating and Financial Officer Anita Britt, Executive Vice President Finance (215) 785-4000
  JONES APPAREL GROUP, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2005 FINANCIAL RESULTS
  PROVIDES 2006 OUTLOOK AND UPDATE ON STRATEGIC REVIEW
  BOARD DECLARES QUARTERLY CASH DIVIDEND OF $0.12 PER SHARE AND INCREASES STOCK REPURCHASE AUTHORIZATION BY $250 MILLION

New York, New York - February 15, 2006 - Jones Apparel Group, Inc. (NYSE:JNY) today reported results for the fourth quarter and full year 2005. Revenues increased to $1,221.0 million for the fourth quarter ended December 31, 2005, from $1,082.9 million for the fourth quarter of 2004. Revenues for the full year 2005 increased to $5,074.2 million, from $4,649.7 million for the full year 2004.

Earnings per share were $0.48 for the fourth quarter of 2005, as compared to $0.28 for the fourth quarter of 2004. Earnings per share were $2.30 for the full year 2005, as compared to $2.39 for the full year 2004. Excluding the impact of expenses related to the Company's restructuring and strategic operating initiatives, earnings per share were $0.51 and $2.48 for the fourth quarter and full year 2005, respectively. These results included a $5.7 million reversal of income tax accruals resulting from the favorable resolution of various foreign and state income tax audits.

Peter Boneparth, President and Chief Executive Officer, stated, "We were very pleased with our fourth quarter performance versus the prior year period. We realized better than expected results in our licensed businesses and our Gloria Vanderbilt moderate apparel business, as well as our luxury Barneys retail stores. We noted improvement in the selling of our footwear products and were also satisfied with the performance of our apparel product lines. We were pleased with our Barneys luxury stores, which posted an 8.0% comparable store sales increase for the fourth quarter, bringing the full year comparable store sales increase to 10.8%. Our footwear and ready to wear stores posted a 2.8% comparable store sales increase for the fourth quarter, resulting in a 0.2% decrease for the full year."

Wesley R. Card, Chief Operating and Financial Officer, commented, "Our inventory levels at December 31, 2005 were $650.0 million, compared to $664.2 million at December 31, 2004. Our accounts receivable were $458.4 million at year-end, compared to $448.3 million at December 31, 2004. We generated full year operating cash flow of $427.4 million and our debt to total capitalization ratio at December 31, 2005 was 30.1%. As of December 31, we had $129.5 million of short-term borrowings and $273.4 million of outstanding letters of credit against $1.75 billion of committed bank lines, allowing us continued significant financial flexibility."

"During the quarter, we repurchased common stock totaling $35.9 million or 1.25 million shares, resulting in 2005 full year common stock repurchases of $235.2 million or 7.6 million shares. At December 31, 2005, $56.2 million remained available for repurchase under previous authorizations by the Company's Board of Directors. On February 14, 2005, the Board authorized an additional $250 million for future stock repurchases", Mr. Card continued.

Mr. Boneparth added, "2005 was a challenging year, given the uncertain economic conditions, coupled with the consolidation of our two largest wholesale customers, and we expect 2006 to provide continued similar challenges. However, we have been very proactive in making many strategic changes to the business that will better position us for the future:

  We settled all outstanding litigation with Polo Ralph Lauren Corporation and also sold the Polo Jeans Company business to them. We intend to pursue opportunities to expand the product offerings of our various brands, as well as evaluate strategies to redeploy the cash proceeds of this transaction, including acquisitions and share repurchase, or a combination of the two.
  We completed a strategic review of our operations and are implementing leading best practices in operations and finance. We have earmarked targeted cost reductions of $100 million to be realized over the next two years.
  We realigned our executive management team to better execute growth opportunities in each of our businesses and to facilitate the execution of the strategic operating initiatives.

Our growth strategy for 2006 and beyond is to continue our strategic partnership with our wholesale customers. Further, we continue to explore our own vertical retail opportunities through our Barneys flagship and co-op concept stores, as well as our own footwear and ready to wear stores. We plan to continue opening store locations under new concepts, such as Anne Klein, and to introduce accessories store locations during 2006. We expect the growth in our retail channel of distribution to continue to provide further diversification and balance. This strategy has been effective and has reduced the sales concentration to our largest wholesale customer, Federated Department Stores, to represent 19% of gross sales in 2005, as compared to 26% in 2004."

As announced on February 3, 2006, we completed the sale of the Polo Jeans Company business to Polo Ralph Lauren Corporation and settled all of the outstanding litigation related to the Lauren licensed business. The allocation of proceeds resulted in $255 million realized on the sale of Polo Jeans (subject to adjustments based on final inventory levels), and $100 million on the litigation settlement. As a result of the sale of the business, the Company transferred certain assets, including inventory and store fixtures to Ralph Lauren Corporation and will allocate $356.7 million in goodwill to the transaction. In the first quarter of 2006, Jones Apparel expects to record a non-cash net loss on the sale of the business of approximately $140 million and an after tax gain of approximately $60 million related to the litigation settlement, or a combined after tax loss of approximately $80 million. The after tax cash proceeds from the sale of the business and the settlement of the litigation are expected to be approximately $350 million. The Company will continue to provide various third party services to Polo Ralph Lauren Corporation under a transition services agreement for a period of up to one year. During that period, the Company will continue to produce denim product in its manufacturing facility in Durango, Mexico, and provide distribution services from its El Paso, Texas distribution center.

Mr. Boneparth added, "We estimate 2006 net revenues to be in a range of $4.65 billion to $4.75 billion (exclusive of the Polo Jeans Company business). As we previously stated, we are targeting 2006 adjusted earnings per share to be equal to or exceed 2005 adjusted earnings per share of $2.48, after excluding the impact of the sale of the Polo Jeans Company business (which contributed approximately $42 million, or $0.22 earnings per share), and the favorable tax adjustments and Canadian tax repatriation realized in 2005 ($0.07 earnings per share) to result in $2.19 in comparable 2005 earnings per share."

Update of Strategic Operating Review and Initiatives

Mr. Boneparth concluded, "We are very pleased with the progress of our strategic operating review and initiatives that are well underway. An update on those initiatives is summarized below. We anticipate that we will realize cost reductions of approximately $30 million in 2006, which will serve to offset the impact from the Federated-May consolidation."

  Supply Chain Management
  We closed our Bristol, PA distribution center during December 2005. The units have been absorbed within other distribution centers within our network. We realized a charge in the fourth quarter of $3.6 million related to severance and other employee related matters.
  We selected the SAP Apparel and Footwear Solution as our enterprise resource planning system, which will ultimately be implemented company-wide utilizing one universal platform. SAP will be integrated with the UGS product development management system, which is currently being implemented across the apparel businesses.

  We are actively implementing process changes to more effectively utilize the capabilities of third party manufacturers and to increase pre-production collaboration efforts, thereby increasing speed to market and improving margins. This has already been achieved in many of our moderate businesses and is being implemented in the better businesses.
  Manufacturing
  We have substantially completed the restructuring of our owned manufacturing facilities in Mexico. In connection with this restructuring, we recorded $12.2 million of pre-tax costs during 2005, which included: (i) $5.3 million of one-time termination benefits, (ii) $3.2 million of losses on the sale of property, plant, and equipment, (iii) $2.6 million of contract termination costs and, (iv) $1.1 million of legal and other associated costs.
  Upon completion of the Polo Jeans Company transition services agreement, we will be evaluating our remaining manufacturing and distribution facilities.
  General and Administrative Areas
  We completed a review of all general and administrative support areas, and will implement best practices in connection with the migration of our system platforms to SAP.

The Company's Board of Directors has declared a regular quarterly cash dividend of $0.12 per share to all common stockholders of record as of March 3, 2006 for payment on March 17, 2006.

The Company will host a conference call with management to further review this press release at 8:30 am eastern time today and is accessible by dialing 412-858-4600, or through a web cast at www.jny.com. The call will be recorded and made available through February 23. The recorded call may be accessed by dialing 877-344-7529 and entering account number 384850.

Jones Apparel Group, Inc. (www.jny.com), a Fortune 500 company, is a leading designer, marketer and wholesaler of branded apparel, footwear and accessories. We also market directly to consumers through our chain of specialty retail and value-based stores, and operate the Barneys New York chain of luxury stores. Our nationally recognized brands include Jones New York, Evan-Picone, Norton McNaughton, Gloria Vanderbilt, Erika, l.e.i., Energie, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Joan & David, Mootsies Tootsies, Sam & Libby, Napier, Judith Jack, Kasper, Anne Klein, Albert Nipon, Le Suit and Barneys New York. The Company also markets costume jewelry under the Givenchy brand licensed from Givenchy Corporation and footwear under the Dockers Women brand licensed from Levi Strauss & Co. Each brand is differentiated by its own distinctive styling, pricing strategy, distribution channel and target consumer. We primarily contract for the manufacture of our products through a worldwide network of quality manufacturers. We have capitalized on our nationally known brand names by entering into various licenses for several of our trademarks, including Jones New York, Evan-Picone, Anne Klein New York, Nine West, Gloria Vanderbilt and l.e.i., with select manufacturers of women's and men's products which we do not manufacture. For more than 30 years, we have built a reputation for excellence in product quality and value, and in operational execution.

Presentation of Information in the Press Release

In an effort to provide investors with additional information regarding the Company's consolidated operating results as determined by generally accepted accounting principles (GAAP), the Company has also disclosed in this press release non-GAAP information regarding the strategic review of its infrastructure as discussed above. The Company believes that providing further information resulting from the execution of the strategic review will allow investors to better analyze its ongoing results. The Company has also provided a reconciliation of its GAAP results to adjusted results.

Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding the Company's expected financial position, business and financing plans are forward-looking statements. The words "believes," "expect," "plans," "intends," "anticipates" and similar expressions identify forward-looking statements. Forward-looking statements also include representations of the Company's expectations or beliefs concerning future events that involves risks and uncertainties, including:

  those associated with the effect of national and regional economic conditions;
  lowered levels of consumer spending resulting from a general economic downturn or lower levels of consumer confidence;
  the performance of the Company's products within the prevailing retail environment;
  customer acceptance of both new designs and newly-introduced product lines;
  the Company's reliance on a few department store groups for large portions of the Company's business;
  consolidation of the Company's retail customers;
  financial difficulties encountered by customers;
  the effects of vigorous competition in the markets in which the Company operates;
  the Company's ability to identify acquisition candidates, and in an increasingly competitive environment for such acquisitions, acquire such businesses on reasonable financial and other terms;
  the integration of the organizations and operations of any acquired businesses into the Company's existing organization and operations;
  the Company's reliance on independent foreign manufacturers;
  changes in the costs of raw materials, labor and advertising;
  the general inability to obtain higher wholesale prices for the Company's products that the Company has experienced for many years;
  the uncertainties of sourcing associated with the new environment in which general quota has expired on apparel products (while China has agreed to safeguard quota on certain classes of apparel products through 2008, political pressure will likely continue for restraint on importation of apparel);
  the Company's ability to successfully implement new operational and financial computer systems; and
  the Company's ability to secure and protect trademarks and other intellectual property rights

A further description of these risks and uncertainties and other important factors that could cause actual results to differ materially from the Company's expectations can be found in the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004, including, but not limited to, the Statement Regarding Forward-Looking Disclosure and the information concerning trends and risk factors included in Management's Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company's other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, such expectations may prove to be incorrect. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

# # #

JONES APPAREL GROUP, INC.
CONSOLIDATED OPERATING RESULTS

All amounts in millions except per share data

	FOURTH QUARTER (Unaudited)				FULL YEAR
	2005		2004		2005		2004

Net sales	$ 1,201.6	98.4%	$ 1,062.0	98.1%	$ 5,014.6	98.8%	$ 4,592.6	98.8%
Licensing income (net)	19.4	1.6%	20.9	1.9%	59.6	1.2%	57.1	1.2%

Total revenues	1,221.0	100.0%	1,082.9	100.0%	5,074.2	100.0%	4,649.7	100.0%
Cost of goods sold	785.3	64.3%	714.2	66.0%	3,243.8	63.9%	2,944.4	63.3%

Gross profit	435.7	35.7%	368.7	34.0%	1,830.4	36.1%	1,705.3	36.7%
SG&A expenses	341.9	28.0%	301.2	27.8%	1,333.2	26.3%	1,176.9	25.3%

Income from operations	93.8	7.7%	67.5	6.2%	497.2	9.8%	528.4	11.4%
Net interest expense and financing costs	18.7	1.5%	14.7	1.4%	75.1	1.5%	49.3	1.1%
Equity in earnings of unconsolidated affiliates	0.4	0.0%	1.8	0.2%	3.2	0.1%	3.8	0.1%

Income before taxes	75.5	6.2%	54.6	5.0%	425.3	8.4%	482.9	10.4%
Provision for income taxes	19.8	1.6%	20.5	1.9%	151.0	3.0%	181.1	3.9%

Net income	$ 55.7	4.6%	$ 34.1	3.1%	$ 274.3	5.4%	$ 301.8	6.5%

Shares outstanding - diluted	116.4		123.6		119.2		126.5
Earnings per share - diluted	$0.48		$0.28		$2.30		$2.39

Percentages may not add due to rounding.

As required by the Securities and Exchange Commission Regulation G, the following table contains information regarding the non-GAAP adjustments used by the Company in the presentation of its financial results:

	FOURTH QUARTER (Unaudited)		FULL YEAR
	2005	2004	2005	2004

Net income (as reported)	$ 55.7	$ 34.1	$ 274.3	$ 301.8
Provision for income taxes	19.8	20.5	151.0	181.1
Denim restructuring	(3.0)	-	12.2	-
Manufacturing inefficiencies and other fees	2.0	-	13.9	-
Logistics network	3.6	-	3.6	-
Strategic review	3.9	-	4.3	-

Adjusted income before taxes	82.0	54.6	459.3	482.9
Adjusted provision for income taxes	22.3	20.5	163.9	181.1

Adjusted net income	$ 59.7	$ 34.1	$ 295.4	$ 301.8

Earnings per share - diluted (as reported)	$ 0.48	$ 0.28	$ 2.30	$ 2.39
Provision for income taxes	0.17	0.17	1.27	1.43
Denim restructuring	(0.03)	-	0.10	-
Manufacturing inefficiencies and other fees	0.02	-	0.12	-
Logistics network	0.03	-	0.03	-
Strategic review	0.03	-	0.04	-

Adjusted income before taxes	0.70	0.45	3.86	3.82
Adjusted provision for income taxes	0.19	0.17	1.38	1.43

Adjusted earnings per share - diluted	$ 0.51	$ 0.28	$ 2.48	$ 2.39

JONES APPAREL GROUP, INC.
SEGMENT INFORMATION

All amounts in millions

(In millions)	Wholesale Better Apparel	Wholesale Moderate Apparel	Wholesale Footwear & Accessories	Retail	Licensing, Other & Eliminations	Consolidated
For the fiscal quarter ended December 31, 2005 (Unaudited)
Revenues from external customers	$ 312.3	$ 265.8	$ 230.0	$ 393.5	$ 19.4	$ 1,221.0
Intersegment revenues	29.9	0.6	10.9	-	(41.4)	-

Total revenues	342.2	266.4	240.9	393.5	(22.0)	1,221.0

Segment income	$ 6.3	$ 8.3	$ 26.4	$ 49.1	$ 3.7	93.8

	1.8%	3.1%	11.0%	12.5%		7.7%
Net interest expense						(18.7)
Equity in earnings of unconsolidated affiliates						0.4

Income before provision for income taxes						$ 75.5

For the fiscal quarter ended December 31, 2004 (Unaudited)
Revenues from external customers	$ 328.4	$ 260.2	$ 239.2	$ 234.0	$ 21.1	$ 1,082.9
Intersegment revenues	31.9	3.0	13.1	-	(48.0)	-

Total revenues	360.3	263.2	252.3	234.0	(26.9)	1,082.9

Segment income (loss)	$ (5.3)	$ 10.7	$ 26.7	$ 31.0	$ 4.4	67.5

	-1.5%	4.1%	10.6%	13.2%		6.2%
Net interest expense						(14.7)
Equity in earnings of unconsolidated affiliates						1.8

Income before provision for income taxes						$ 54.6

For the year ended December 31, 2005
Revenues from external customers	$ 1,438.2	$ 1,265.2	$ 978.6	$ 1,332.6	$ 59.6	$ 5,074.2
Intersegment revenues	144.5	4.6	41.5	-	(190.6)	-

Total revenues	1,582.7	1,269.8	1,020.1	1,332.6	(131.0)	5,074.2

Segment income	$ 166.5	$ 89.1	$ 141.8	$ 122.6	$ (22.8)	497.2

	10.5%	7.0%	13.9%	9.2%		9.8%
Net interest expense						(75.1)
Equity in earnings of unconsolidated affiliates						3.2

Income before provision for income taxes						$ 425.3

For the year ended December 31, 2004
Revenues from external customers	$ 1,493.2	$ 1,315.3	$ 1,002.4	$ 780.3	$ 58.5	$ 4,649.7
Intersegment revenues	146.9	13.0	58.3	-	(218.2)	-

Total revenues	1,640.1	1,328.3	1,060.7	780.3	(159.7)	4,649.7

Segment income	$ 160.1	$ 142.6	$ 164.2	$ 78.4	$ (16.9)	528.4

	9.8%	10.7%	15.5%	10.0%		11.4%
Net interest expense						(49.3)
Equity in earnings of unconsolidated affiliates						3.8

Income before provision for income taxes						$ 482.9

JONES APPAREL GROUP, INC.
CONSOLIDATED BALANCE SHEETS

All amounts in millions

	December 31, 2005	December 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 34.9	$ 45.0
Accounts receivable, net of allowances of $41.2 and $46.2 for doubtful accounts, discounts, returns and co-op advertising	458.4	448.3
Inventories	650.0	664.2
Deferred taxes	52.5	68.2
Other current assets	88.5	70.5

TOTAL CURRENT ASSETS	1,284.3	1,296.2
Property, plant and equipment, at cost, less accumulated depreciation and amortization	312.1	303.6
Goodwill	2,097.3	2,125.0
Other intangibles, less accumulated amortization	827.5	768.2
Other assets	56.6	57.8

	$ 4,577.8	$ 4,550.8

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Short-term borrowings	$ 129.5	$ 69.2
Current portion of long-term debt and capital lease obligations	227.8	134.0
Accounts payable	256.5	259.3
Income taxes payable	54.2	23.7
Accrued expenses and other current liabilities	168.5	197.7

TOTAL CURRENT LIABILITIES	836.5	683.9

NONCURRENT LIABILITIES:
Long-term debt and obligation under capital leases	789.8	1,016.6
Deferred taxes	175.9	135.0
Other	109.2	61.4

TOTAL NONCURRENT LIABILITIES	1,074.9	1,213.0

TOTAL LIABILITIES	1,911.4	1,896.9

STOCKHOLDERS' EQUITY	2,666.4	2,653.9

	$ 4,577.8	$ 4,550.8

JONES APPAREL GROUP, INC.
STATEMENTS OF CASH FLOWS

All amounts in millions

	Year Ended
	December 31, 2005	December 31, 2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 274.3	$ 301.8

Adjustments to reconcile net income to net cash provided by operating activities, net of acquisitions:
Amortization of original issue discount	-	1.3
Trademark impairment losses	-	0.2
Depreciation and other amortization	102.8	107.7
Equity in earnings of unconsolidated affiliates	(3.2)	(3.8)
Dividends received from unconsolidated affiliates	1.3	2.0
Provision for losses on accounts receivable	1.2	(0.8)
Deferred taxes	42.8	52.8
Losses on redemption of Zero Coupon Convertible Senior Notes	-	8.4
Losses on sales of property, plant and equipment	5.0	3.8
Other items, net	(2.2)	-
Changes in operating assets and liabilities:
Accounts receivable	(11.1)	7.0
Inventories	14.5	34.8
Prepaid expenses and other current assets	(1.4)	(10.5)
Other assets	4.0	(2.6)
Accounts payable	(3.1)	(14.7)
Income taxes payable	24.3	22.9
Accrued expenses and other liabilities	(21.8)	(48.4)

Total adjustments	153.1	160.1

Net cash provided by operating activities	427.4	461.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments relating to Maxwell acquisition	-	(273.5)
Payments relating to Kasper acquisition	-	(37.9)
Payments relating to Barneys acquisition	(4.1)	(261.9)
Capital expenditures	(87.5)	(56.6)
Acquisition of intangibles	(0.1)	(1.2)
Proceeds from sales of property, plant and equipment	3.6	1.7
Other	(0.5)	-

Net cash used in investing activities	(88.6)	(629.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under credit facilities	60.3	69.2
Redemption of Zero Coupon Convertible Senior Notes	-	(446.6)
Redemption at maturity of 8.375% Senior Notes	(129.6)	-
Redemption at maturity of 7.50% Senior Notes	-	(175.0)
Issuance of 4.25% Senior Notes, net of discount and issuance costs	-	248.1
Issuance of 5.125% Senior Notes, net of discount and issuance costs	-	248.1
Issuance of 6.125% Senior Notes, net of discount and issuance costs	-	247.3
Repurchase of Barneys 9% Senior Notes, including premiums paid	-	(112.7)
Debt issuance costs	(0.6)	-
Principal payments on capital leases	(4.4)	(5.9)
Purchases of treasury stock	(235.2)	(201.5)
Dividends paid	(52.3)	(44.8)
Termination of interest rate locks	-	0.2
Proceeds from exercise of employee stock options	13.4	35.5

Net cash used in financing activities	(348.4)	(138.1)

EFFECT OF EXCHANGE RATES ON CASH	(0.5)	0.6

NET DECREASE IN CASH AND CASH EQUIVALENTS	(10.1)	(305.0)
CASH AND CASH EQUIVALENTS, BEGINNING	45.0	350.0

CASH AND CASH EQUIVALENTS, ENDING	$ 34.9	$ 45.0